UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 18, 2009
___________________

Znomics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136372	52-2340974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2611 SW Third Ave. Suite 200
Portland, OR 97201
 (Address of principal executive offices, including zip code)

(503) 827-5271
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously disclosed, Znomics, Inc. (the “Company”) will require an additional $2 to $4 million in financing to support operations through year-end; however, given the downturn in the capital markets (particularly for early-stage biotechnology companies like us), the Company has been unable to consummate such a financing.  As of the date of this report, the Company believes that cash on hand will be sufficient to sustain the Company’s operations through March 2009.

Accordingly, the Company’s Board of Directors has determined it is in the best interest of the Company and its shareholders to explore several strategic alternatives in addition to a financing, including the sale of the Company, a merger involving the Company, the sale of all or substantially all of the Company’s assets (including the ZeneMark library), or the entry into a service contract with a pharmaceutical company.

The Company intends to continue to actively pursue additional financing, but there is no assurance it will be able to secure adequate additional funds on acceptable terms or at all. The Company intends to use the proceeds of a financing  to expand its medicinal chemistry expertise and to complete the validation of its zebrafish technology for drug discovery with a view towards developing one or more partnerships with a pharmaceutical company.

If the Company cannot execute one of the strategic options, or a combination of options, in sufficient time to generate additional cash, the Company may have to file a bankruptcy petition.

A more detailed discussion of our financing needs and long-term business plan are described in greater detail in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Znomics, Inc.
Date: February 19, 2009	/s/ Kerry Rea Kerry Rea Chief Financial Officer